UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Juniper Networks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 11, 2012

Dear Employees,

If you hold shares of Juniper stock (including stock issued after exercising options or after the vesting of restricted stock units or performance shares), you should receive instructions in the mail or electronically from your bank or broker on how to vote your shares at the 2012 Annual Meeting of Stockholders on May 22. Both telephone and internet voting are available.

We have a number of important proposals being voted on at the annual meeting, including a proposal to amend the 2006 Equity Incentive Plan to increase the number of shares available for issuance under the plan by 25,000,000. Equity-based compensation is a key element in our employee compensation and retention programs. We have requested these increases in shares to help us drive the future growth of Juniper Networks. Juniper Networks’ Board of Directors and management team recommend that you vote “FOR” the proposal to increase the shares available for issuance under the 2006 Equity Incentive Plan by 25,000,000. Please refer to the proxy statement for details regarding the proposal.

Your vote is very important. We encourage you to read the proxy statement and vote your shares as soon as possible. We thank all of you for your continued support of Juniper Networks.

Thank you,

Robyn